Results of Shareholder Votes
A shareholder meeting was held on November 7, 2012 and reconvened on December 21, 2012 for the purpose of electing one Class II Trustee of the Fund by holders of the Fund’s common shares and the Fund’s AMPS voting together as a single class and one each of a Class I and Class II Trustee by holders of the Fund’s AMPS, voting as a single class.

With regard to the November 7, 2012 meeting relating to the election of the following Class I and Class II Trustees by shareholders of the Fund:

                                                                                  # of Shares
                                                                      In Favor Of      Withheld
Donald Cacciapaglia (Class II) 6,168,196                225,496
Ronald E. Toupin (Class II) 164                          39
Ronald A. Nyberg (Class I) 164                          39

With regard to the December 21, 2012 meeting relating to the election of the following Class I and Class II Trustees by shareholders of the Fund:

                                                                                  # of Shares
                                                                      In Favor Of      Withheld
Donald Cacciapaglia (Class II) 5,651,299               141,695
Ronald E. Toupin (Class II) 164                         39
Ronald A. Nyberg (Class I) 164              39

As a result, Donald Cacciapaglia was elected to serve as a Class II Trustee until the expiration of his term or the election of his successor by a majority of the holders of the Fund’s common shares and the Fund’s AMPS. A quorum was not reached and a shareholder vote did not occur with regards to the Class I and Class II Trustees voted on by the holders of the Fund’s AMPS. Consequently, the Fund’s Class I Trustee, Ronald A. Nyberg, and Ronald E. Toupin, Jr., a Class II Trustee, were held over and are expected to stand for re-election again at the Fund’s 2013 annual meeting of shareholders.

The other Trustees of the Fund whose terms did not expire in 2012 are Randall C. Barnes and Clifford D. Corso.